Exhibit 24
KNOW ALL MEN BY THESE PRESENTS that the person whose signature appears immediately below constitutes and appoints Vernon G. Baker, II, and Barbara G. Novak, and each or any one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in the capacities indicated below, to sign the Registration Statement on Form S-3 of ArvinMeritor, Inc., relating to the shelf registration of securities of ArvinMeritor as approved by resolutions adopted by the Board of Directors of ArvinMeritor, and any and all amendments (including post-effective amendments) thereto, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable ArvinMeritor to comply with the Securities Act of 1933 and other federal and state securities laws, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Charles G. McClure, Jr. Charles G. McClure, Jr.	Chairman of the Board, Chief Executive Officer and President (principal executive officer) and Director	September 15, 2009
/s/ Joseph B. Anderson, Jr. Joseph B. Anderson, Jr.	Director	September 15, 2009
/s/ Rhonda L. Brooks Rhonda L. Brooks	Director	September 15, 2009
/s/ David W. Devonshire David W. Devonshire	Director	September 15, 2009
/s/ Ivor J. Evans Ivor J. Evans	Director	September 15, 2009
/s/ Victoria B. Jackson Victoria B. Jackson	Director	September 15, 2009
/s/ James E. Marley James E. Marley	Director	September 15, 2009
/s/ William R. Newlin William R. Newlin	Director	September 15, 2009
/s/ Steven G. Rothmeier Steven G. Rothmeier	Director	September 15, 2009